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                                                                     Exhibit (a)

   STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES ACQUISITION OF KINSEL HEAVY
        HIGHWAY CONSTRUCTION BUSINESS FROM INSITUFORM TECHNOLOGIES, INC.

Contact: Joseph Harper, President                   (281) 821 9091
         Maarten Hemsley, Chief Financial Officer   (781) 934 2219

Wilmington, DE... September 23, 2002. Sterling Construction Company, Inc. (OTC Bulletin Board "STCS"), ("Sterling" or the "Company"), today announced that its affiliate, Texas Sterling Construction, L.P. ("TSC"), has acquired the Kinsel Heavy Highway construction business from a subsidiary of Insituform Technologies, Inc. (Nasdaq National Market: INSU) ("ITI").

The acquisition includes the purchase by TSC of construction equipment for its appraised value of approximately $4.4 million, and the assumption by TSC of equipment leases with a future obligation of approximately $1.4 million. ITI will assign to TSC certain unstarted construction contracts with revenues estimated at $38 million, subject to post-closing adjustments. TSC will also be engaged by ITI to manage the completion of certain other contracts, in return for a management fee. TSC will hire most employees of the ITI construction crews for the contracts to be taken over, together with project managers and other supervisory personnel.

The $4.4 million consideration for the transaction has been financed by TSC through the issuance to ITI of an unsecured two-year note in the amount of $1.5 million, with the balance funded through additional borrowings by TSC under its revolving line of credit.

The addition of the contracts to be assigned by ITI to TSC brings TSC's total construction backlog to approximately $160 million.

Joseph Harper, Sterling's President, said that the transaction would bring to TSC a significant backlog, with the equipment fleet and job crews to complete the contracts, and would position the Company to achieve an increase in its State highway business in the future.

The Company increased its ownership position of TSC's 99% limited partner, Sterling Houston Holdings, Inc. ("SHH") to 80.1% in July 2001. For the twelve months ended December 31st, 2001 SHH reported revenues of $90.8 million, and for the first half of 2002 revenues of $50.2 million compared with $42.1 million in the same period of 2001. Prior to the Kinsel acquisition management had announced that SHH's revenues for 2002 were expected to exceed the budgeted level of $105 million. With the completion of the Kinsel transaction management expects that SHH's total revenues for 2002 will exceed $110 million, with a positive impact on budgeted profits.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 such as statements with respect to the Company's financial forecasts. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.